Exhibit (p)(41)

Appendix A

Pine River Capital Management L.P.

Personal Investment and Trading Policy,
Statement on Insider Trading,
and
Code of Ethics Pursuant to
Rules 204A-1 and 204-2 under the Investment Advisers Act of 1940, as amended

and

Rule 17j-1 under the Investment Company Act of 1940, as amended

(collectively, “Code of Ethics”)

April 2015

A.	General Statement

Pine River Capital Management L.P. (“Pine River”) seeks to foster and maintain a reputation for honesty, integrity, and professionalism. Pine River considers its reputation a vital business asset. The confidence and trust placed in Pine River by the funds and accounts which it manages, the investors in those funds (“Investors”), its service providers, its market counterparties, and other persons or entities with whom it deals, are highly valued and must be protected. As a result, Pine River and its Supervised Persons1 must not act or behave in any manner or engage in any activity that (1) misuses, or creates the appearance of the misuse of material nonpublic information, (2) gives rise to any breach of fiduciary duty owed to any investment entity or account advised or managed by Pine River (each a “Fund”), or (3) creates any actual or potential conflict of interest, or the appearance of a conflict of interest, between any Fund and Pine River or any Supervised Person.

A conflict of interest occurs when Pine River’s or any Supervised Person’s private interest interferes with the interests of, or service to, a Fund. Pine River and its Supervised Persons must conduct themselves in such a manner that a reasonable observer would have no grounds to believe that a conflict of interest exists. Supervised Persons are not permitted to self-deal or otherwise to use their positions with the Funds or Pine River to further their own or any other related person’s business or personal interests or opportunities.

1 “Supervised Person” means (i) any partner, officer or director of Pine River, or any other person occupying a similar status or performing a similar function; (ii) employees of Pine River; and (iii) any other persons who provide advice on behalf of Pine River and are subject to Pine River’s supervision and control.

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In addition, Federal Securities Laws2 require that investment advisers maintain a record of every transaction in any Security3, with certain limited exceptions, in which any Access Person4 acquires or disposes of Beneficial Ownership5 of the Security and such Security is or was held in an account over which the Access Person has direct or indirect influence or control.

Pine River may advise or sub-advise U.S. investment companies registered under and subject to the regulation of the Investment Company Act (each, a “Registered Fund”). Rule 17j-1 under the Investment Company Act makes it unlawful for any affiliated person of an investment adviser of a Registered Fund in connection with the purchase or sale, directly or indirectly, by the person of a security held or to be acquired by the Registered Fund, to (1) employ any device, scheme or artifice to defraud the Registered Fund, (2) make any untrue statement of a material fact to the Registered Fund or omit to state a material fact necessary in order to make the statements made to the Registered Fund, in light of the circumstances under which they are made, not misleading, (3) engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Registered Fund, or (4) engage in any manipulative practice with respect to the Registered Fund.

B.	Requirements of this Code of Ethics

1.	Duty to Comply with Applicable Laws

All Supervised Persons are required to comply with the Federal Securities Laws, the fiduciary duty owed by Pine River to the Funds, and this Code of Ethics.

2 “Federal Securities Laws” means the Securities Act of 1933 (the “Securities Act”), the Securities Exchange Act of 1934 (the “Exchange Act”), the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940 (the “Investment Company Act”), the Investment Advisers Act of 1940 (the “Advisers Act”), Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

3 “Security” has the meaning set forth in section 202(a)(18) of the Advisers Act. Securities include: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security.

Any securities-based swap agreements are also considered a Security for purposes of this Code of Ethics.

“Security” includes a right to acquire a Security, as well as an interest in a collective investment vehicle, such as a limited partnership or limited liability company.

The following are not Securities: commodities, futures and options traded on a commodities exchange, including currency futures. However, options on any group or index of Securities are Securities.

4 All Pine River partners, employees, temporary employees, interns and contractors are deemed to be “Access Persons” subject to limited exception. All Supervised Persons should assume they are Access Persons unless they are informed otherwise.

5 “Beneficial Ownership” has the meaning set forth in Section 16 of the Exchange Act, and includes ownership by any person who, directly or indirectly, has or shares a direct or indirect pecuniary interest in a security. For example, a person is the beneficial owner of securities held by his or her spouse, his or her minor children, a relative who shares his or her home, or other persons by reason of any arrangement that provides him or her with sole or shared voting or investment power.

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2.	Duty to Report Violations

Each Supervised Person is required by law to promptly notify the Chief Compliance Officer6 if he or she knows or has reason to believe that any Supervised Person has violated any provision of this Code of Ethics. This includes reporting one’s own violations or potential violations. However, if a Supervised Person knows or has reason to believe that the Chief Compliance Officer has violated any provision of this Code of Ethics, he or she must promptly notify another member of the Compliance Committee and is not required to notify the Chief Compliance Officer.

Pine River is committed to fostering a culture of compliance. Therefore, Pine River urges Supervised Persons to contact the Chief Compliance Officer at any time for issues related to individual or firm compliance. Supervised Persons will not be penalized for, nor will their status at Pine River be jeopardized by, communicating with the Chief Compliance Officer in good faith. Concerns, observations, violations, or suspected violations may also be reported anonymously to the Chief Compliance Officer. Any retaliatory action taken against any person who reports a violation or a suspected violation of this Code of Ethics in good faith is itself a violation of this Code of Ethics, and cause for appropriate corrective action, including dismissal.

3.	Duty to Provide Copy of the Code of Ethics and Related Certification

Pine River shall provide all Supervised Persons with a copy of this Code of Ethics and all subsequent material amendments. All Supervised Persons must provide written acknowledgement to the Chief Compliance Officer of their initial receipt and review of this Code of Ethics, annual review of this Code of Ethics, and receipt and review of any subsequent material amendments to this Code of Ethics.

4.	Duty to Avoid and Disclose All Potential and Actual Conflicts of Interest

Supervised Persons must not (1) place the interests of Pine River or themselves before the interests of a Fund. Pine River’s Supervised Person’s must not: (2) improperly use their personal influence or personal relationship to affect investment decisions or financial reporting for a Fund; or (3) cause a Fund to take action, or fail to take action, in order to achieve a personal benefit of any kind.

C.	Restrictions on Access Persons Trading in Securities

1.	General Statement

No Access Person may engage in a Security transaction, directly or indirectly, that is also the subject of a transaction by a Fund (i) if such Access Person’s transaction would disadvantage or appear to disadvantage the Fund or (ii) if such Access Person would profit from or appear to profit from such transaction, whether or not at the expense of the Fund. Unless an exception is specifically granted by the Chief Compliance Officer, the following specific restrictions apply to all trading activity by an Access Person:

6 The “Chief Compliance Officer” is identified in Appendix B – Identity of Specified Persons of Pine River’s Compliance Manual. References to the Compliance Officer in this Code of Ethics shall include his or her designee(s).

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(a)	Any transaction in a Security in anticipation or with knowledge of an order from or on behalf of a Fund (i.e., front running) is prohibited.

(b)	Any transaction in a Security of an issuer on the restricted list maintained by Pine River is prohibited. Pine River’s “restricted list” includes the name of any company as to which anyone at Pine River may have material information which has not been publicly disclosed; with the exception that Pine River’s Information Barrier Policy (attached as Appendix N of the Compliance Manual) provides, under limited circumstances, for the disclosure of confidential information to one Pine River employee without requiring that the name of the disclosing company be included in the restricted list.

(c)	Any transaction in a Security during the period which ends five business days after any Fund has traded in that Security is prohibited.

(d)	Any short selling or option trading that is economically opposite of any pending transaction for any Fund.

(e)	Any transaction in a Security that would result in an Access Person’s buying and selling, or selling and buying, the same or equivalent Security within 30 days is prohibited (a “short-swing trade”). The Chief Compliance Officer may, for good cause shown, permit a short-swing trade, but shall record the reasons and grant of permission in the firm’s compliance files.

(f)	Any purchase by an Access Person’s of a Security which a Fund currently holds. Access Persons are permitted to sell positions in a Security held by a fund; however, these transactions are subject to the restrictions above.

2.	Use of Broker-Dealers and Brokerage Accounts

Access Persons may only engage in the purchase or sale of publicly traded Reportable Securities7 through a registered broker-dealer.

7 “Reportable Security” includes all Securities other than Non-Reportable Securities. The term “Securities Act” means the Securities Act of 1933, as amended. Shares of any Registered Fund advised by Pine River are Reportable Securities, and any trades in the shares of any such Registered Fund are strictly prohibited unless a given trade is pre-cleared with the Chief Compliance Officer and the Chief Compliance Officer affirmatively waives the prohibition on trading the shares of any such Registered Fund on a limited, one-time basis.

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3.	Transactions Exempt from Trading Restrictions

The following transactions are exempt from the general restrictions under (C)(1) above (“Exempt Transactions”):

(a)	Transactions in Non-Reportable Securities. The term “Non-Reportable Securities” means:

(i)	direct obligations of the U.S. Government (or comparable non-U.S. Government);

(ii)	bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

(iii)	shares issued by money market funds;

(iv)	shares issued by open-end mutual funds[8] registered under the Investment Company Act, other than Reportable Funds[9];

(v)	shares issued by unit investment trusts that are invested exclusively in open-end funds, none of which are Reportable Funds;

(vi)	interests in Section 529 Plans;

(vii)	stock index futures (and options thereon); and

(viii)	any foreign exchange transaction.

(b)	Any transaction in Securities in an account over which an Access Person does not have any direct or indirect influence or control. It is presumed that an Access Person can exert some measure of influence or control over accounts held by members of such person’s immediate family sharing the same household. This presumption may be rebutted by presenting convincing evidence to the Chief Compliance Officer.

(c)	Purchasing Securities under Automatic Investment Plans[10].

8 Exchange traded funds (“ETFs”) are considered to be “Reportable Securities,” and are included in the reporting and pre-clearance requirements of this Code of Ethics.

9 “Reportable Fund” means (i) any Registered Fund for which Pine River serves as investment adviser; or (ii) any Registered Fund the investment adviser or principal underwriter for which controls Pine River, is controlled by Pine River or is under common control with Pine River. As used in this definition, the term “control” has the same meaning as it does in Section 2(a)(9) of the Investment Company Act.

10 An “Automatic Investment Plan” is a program in which regular periodic purchases or withdrawals are made automatically in or from investment accounts according to a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

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(d)	Purchasing Securities by exercising rights issued to the holders of a class of Securities pro rata, to the extent they are issued with respect to Securities for which an Access Person has Beneficial Ownership.

(e)	Acquisitions or dispositions of Securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off, or other similar corporate distribution or reorganization applicable to all holders of a class of Securities for which an Access Person has Beneficial Ownership.

(f)	Such other classes of transactions or other specific transactions as may be exempted from time to time by the Chief Compliance Officer, or in his absence another member of the Compliance Committee, based upon a determination that the transactions are unlikely to violate Rule 204A-1 under the Advisers Act.

4.	Initial Public Offerings, Private Placements and Limited Offerings

Access Persons must obtain the approval of the Chief Compliance Officer prior to investing in an initial public offering (“IPO”), private placement or limited offering. An Access Person’s purchase of an IPO, private placement or limited offering purchase may raise questions as to whether the employee is misappropriating an investment opportunity that should first be offered to eligible Funds, or whether an Access Person is receiving a personal benefit for directing Funds’ business or brokerage. A Limited Offering is an acquisition or disposition of Securities of a private issuer subject to other restrictions that may be applicable thereto.

5.	Preclearance and Verification Procedures to Implement Trading Restrictions.

The following procedures shall govern all transactions in Securities in which an Access Person has or seeks to obtain Beneficial Ownership, except for Exempt Transactions as described in Section 3 above.

(a)	Supervised Person Transactions Subject to Preclearance

As set forth below, certain Supervised Person transactions in Reportable Securities are subject to preclearance and subsequent review by the Chief Compliance Officer. A transaction for a Supervised Person’s account may be disapproved if it is determined by the Chief Compliance Officer that the Supervised Person is unfairly benefiting from, or that the transaction is in conflict with or appears to be in conflict with, any “Fund Transaction,” any of the above-described trading restrictions, or this Code of Ethics. Fund Transactions include transactions for any Fund or any other account managed or advised by any Supervised Person for a fee.

Any disapproval of a Supervised Person’s transaction shall be in writing.

(b)	Procedures for Preclearance of Transactions Other than Exempt Transactions

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(i)	Preclearance of Personal Transactions. An Access Person must obtain preclearance for all transactions in Securities prior to entering into such transaction in any account over which the he or she has Beneficial Ownership. The preferred method for preclearing transactions is via the online compliance dashboard.

(ii)	Approval or Denial of Preclearance Requests. Once an Access Person requests preclearance, a member of the Compliance Department will notify the Access Person promptly, generally within two business days, of any conflict and will advise whether the Access Person’s transaction has been approved. Preclearance approval is valid for the day of the approval and the following business day.

(iii)	Large Cap Equity and ETF Preclearances, Preclearance Approval will generally be granted for all “Large Cap” equities and ETF products provided the requested trade does not violate Sections C.(1)(a)(b) or (e) above. Large Cap is defined for this policy as a company with a market capitalization value of more than $15 billion.

(iv)	Other Transactions. All other Access Person transactions in Securities (e.g., participation in a privately-negotiated transaction), other than Exempt Transactions, must be cleared by the Chief Compliance Officer prior to the Access Person entering into the transaction. If an Access Person wishes to engage in such a transaction, he or she must submit a request to the Chief Compliance Officer. The Chief Compliance Officer will notify an Access Person within five business days of any conflict and will advise whether the Access Person’s transaction has been approved.

REPORTING

A.	Reports About Securities Holdings and Transactions

Access Persons must submit periodic reports about their securities holdings, transactions, and accounts (including accounts over which they have Beneficial Ownership) to the Chief Compliance Officer. The reports are intended to identify conflicts of interest that could arise when an Access Person invests in a Security or holds accounts that permit these investments, and to promote compliance with this Code of Ethics. Pine River is sensitive to privacy concerns, and will try not to disclose Supervised Persons reports to anyone unnecessarily.

The preferred method for disclosing accounts, holdings and transactions is through the online compliance dashboard. Access Persons whose accounts are not electronically fed to this system, or whose brokers will not send duplicate copies of accounts statements and confirmations to Pine River must submit a Quarterly Transaction Report form

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Failure to file a timely, accurate, and complete report is a breach of Commission11 rules and this Code of Ethics.

1.	Initial Holdings Report: Within ten (10) days after an individual becomes an Access Person, he or she must submit a holdings report to Pine River () based on information that is current as of a date not more than 45 days prior to the date such person became an Access Person that contains:

(a)	The name or title and type of Security; and, as applicable, the exchange ticker symbol or CUSIP number, the number of shares and the principal amount of each Reportable Security for which the Access Person has Beneficial Ownership.

(b)	The name of any broker, dealer, bank, or other institution with which the Access Person maintains an account in which any Reportable Securities are held for the Access Person’s direct or indirect benefit Access

(c)	Upon request, an executed statement and a letter or other evidence pursuant to which the Access Person has instructed each broker, dealer, bank, or other institution to provide duplicate confirmations of all Securities transactions to the Chief Compliance Officer.

(d)	The date the report was submitted.

2.	Quarterly Transaction Report: Except as provided in Section 2(b) below, within 30 days after the end of each calendar quarter every Access Person must submit a Quarterly Transaction Report and Attestation (“Quarterly Report”) to the Chief Compliance Officer. The Quarterly Report must contain the following information:

(a)	With respect to any transaction during the quarter in any Reportable Security in which the Access Person had, or as a result of the transaction acquired, Beneficial Ownership of such Reportable Security:

(i)	The date of the transaction, the title and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares, and the principal amount of each Reportable Security involved;

(ii)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	The price of the Reportable Security at which the transaction was effected;

(iv)	The name of the broker, dealer, or bank with or through which the transaction was effected; and

11 The term “Commission” means the U.S. Securities and Exchange Commission.

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(v)	The date that the report was submitted.

(b)	Notwithstanding the requirements contained in 2(a) above, Access Persons are excused from submitting Quarterly Reports where the information would duplicate details contained in trade confirmations or account statements that Pine River holds in its records, provided that Pine River received the relevant confirmations or account statements not later than 30 days after the calendar quarter in which the transaction took place.

3.	Annual Holdings Report: Access Persons must annually submit to the Chief Compliance Officer a report that is current as of a date not more than 45 days prior to the date the report is submitted (the “Annual Report Date”) and that contains:

(a)	The title and type of Reportable Security, and as applicable, the exchange ticker symbol or CUSIP number, the number of shares and principal amount of each Reportable Security for which the Access Person has Beneficial Ownership on the Annual Report Date.

(b)	The name of any broker, dealer, bank, or other institution with which the Access Person maintains any account holding any Securities for which the Access Person had Beneficial Ownership on the Annual Report Date.; and

(c)	The date that the report was submitted.

4.	Exception to requirement to list transactions or holdings: Access Persons are not required to submit holdings or transactions reports for any account over which the Access Person had no direct or indirect influence or control, such as a fully managed account, or with respect to transactions effected pursuant to an Automatic Investment Plan, unless requested by Pine River. Access Persons must still report such accounts and transactions to the Chief Compliance Officer in their list of accounts. Transactions that override pre-set schedules or allocations of an Automatic Investment Plan, however, must be included in a Quarterly Report.

B.	Review of Reports and Other Documents

The Chief Compliance Officer will periodically review reports submitted by Access Persons and records received from institutions that maintain their accounts in order to test compliance with this Code of Ethics. To ensure adequate scrutiny, documents involving the Chief Compliance Officer will be reviewed by another member of the Compliance Committee.

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C.	Registered Fund Reporting Procedures

On a periodic basis, but not less than annually, the Chief Compliance Officer shall provide a written report to each Registered Fund’s management and its board of directors (each a “Board”) setting forth (1) a description of any issues arising under Section I. Personal Investment and Trading Policy or Section II. Reporting of this Code of Ethics or their underlying procedures since the last report to the Board, including information about material violations of Section I. Personal Investment and Trading Policy or Section II. Reporting of this Code of Ethics or their underlying procedures and sanctions imposed in response to such material violations, and (2) a certification on behalf of Pine River that Pine River has adopted procedures reasonably necessary to prevent Access Persons from violating Section I. Personal Investment and Trading Policy or Section II. Reporting of this Code of Ethics. The Board is then required to consider the annual written report.

In the event of a material change to Section I. Personal Investment and Trading Policy or Section II. Reporting of this Code of Ethics, the Chief Compliance Officer shall inform each Registered Fund’s chief compliance officer of such change and ensure that the change is approved by each Registered Fund’s Board no later than six months after the change is adopted. For the avoidance of doubt, revisions to portions of this Code of Ethics, which are not required by Rule 17j-1under the Investment Company Act, shall not be considered material revisions.

STATEMENT ON INSIDER TRADING

A.	Background

The proper handling of material nonpublic information is critical to Pine River’s integrity and reputation. Violating insider trading laws may be damaging to both the reputation and financial position of Pine River and its Supervised Persons. Therefore, Pine River strives to avoid even the appearance of misusing material nonpublic information. Federal securities laws prohibit trading in the securities of a company on the basis of “inside” information. In addition, the misuse of material nonpublic information may violate state securities laws and other legal and regulatory mandates. For these reasons, Pine River takes seriously its obligation to prevent insider trading. In light of the severity of the possible sanctions and potential damage to its reputation that may result from insider trading violations, Pine River has adopted this Statement on Insider Trading (“Statement”). Through this, Pine River seeks to satisfy its obligation to prevent insider trading and to help Supervised Persons, as well as Pine River, avoid the severe consequences associated with violations of the insider trading laws.

Insider trading, or trading Securities while in possession of material nonpublic information, or improperly communicating such information to others, may expose a person to civil and/or criminal penalties. Criminal sanctions imposed for insider trading may include fines or imprisonment. The Commission may recover the profits gained or losses avoided through insider trading, obtain a penalty of up to three times the illicit windfall, and/or issue an order permanently barring any person engaging in insider trading from the securities industry. In addition, investors may initiate lawsuits seeking to recover damages for insider trading violations.

Any violation of insider trading laws or this Statement constitutes grounds for disciplinary sanctions, including dismissal and/or referral to civil or governmental authorities for possible civil or criminal prosecution.

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The law of insider trading is complex. Supervised Persons should direct any questions relating to this Statement to the Chief Compliance Officer. Further, a Supervised Person must immediately notify the Chief Compliance Officer if he or she knows or has reason to believe that a violation of the Statement has occurred or is about to occur.

Notwithstanding the foregoing, this Statement is not intended to replace the responsibility of Pine River’s Supervised Persons to understand and comply with the legal prohibition on insider trading.

B.	Statement of Firm Policy

1.	Buying or selling Securities while in possession of material nonpublic information is prohibited, unless the Chief Compliance Officer has pre-approved the transaction This prohibition applies to both personal trades and trades on behalf of a Fund’s account. If any Supervised Person is uncertain as to whether information is “material” or “nonpublic,” he or she must consult the Chief Compliance Officer.

2.	Inappropriately disclosing material nonpublic information to others is prohibited. Material nonpublic information must be disseminated only on a “need to know basis” and only to appropriate personnel. Any confidential discussions between an issuer and Pine River personnel are considered sources of potential material and nonpublic information. The Chief Compliance Officer should be consulted in the event a question arises as to who is privy to material nonpublic information.

3.	Assisting anyone transacting business on the basis of material nonpublic information through a third party is prohibited.

4.	The following principles are important to this Statement:

(a)	What is “material” information?

Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision. Generally, this is information that if disclosed would have a substantial effect on the price of a company’s Securities.

(b)	What is “nonpublic” information?

Information is “nonpublic” until it has been disseminated broadly to investors in the marketplace, or is otherwise publically available to all investors. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the Commission or some other government agency, or available to the Dow Jones “tape,” Bloomberg, or The Wall Street Journal or some other general circulation publication, and after sufficient time has passed so that the information has been disseminated widely. The contents of public records, such as court dockets and public regulatory filings, are generally also considered public information for purposes of the insider trading laws.

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(c)	Material nonpublic information does not have to be obtained from the relevant company or issuer to constitute inside information.

(d)	Examples of material information may include any of the following, prior to wide public disclosure: (i) the financial performance of a company against its budget; (ii) changes in a company’s actual or anticipated financial condition or business performance; (iii) changes in the capital structure of the company, including proposals to raise additional equity or borrowings; (iv) proposed changes in the nature of the business of the company; (v) changes to the board of directors or significant changes in senior management; (vi) an undisclosed significant change in the company’s market share; (vii) likely or actual entry into or loss of a material contract, customer, or supplier; (viii) projections of future earnings or losses; (ix) a pending or proposed merger, acquisition, or divestiture; (x) changes in dividend policy; (xi) significant pricing changes; (xii) significant litigation exposure due to actual or threatened litigation or other unexpected liability; (xiii) earnings that are inconsistent with the consensus expectations of the investment community; (xiv) a pending or proposed acquisition or disposition of a material asset; (xv) the declaration of a stock split or the offering, purchase or redemption of company securities; (xvi) development of a significant new product or process; and (xvii) significant governmental regulatory activities.

Either positive or negative information may be material. It can be difficult to know whether information would be considered “material” because no bright line test exists. Although a Supervised Person may have information about a company that he or she does not consider material and nonpublic, federal regulators and others may, with the benefit of hindsight, conclude that the information was material. When doubt exists, information should be presumed to be material and nonpublic. When unsure whether information is material and non-public, Supervised Persons must consult the Chief Compliance Officer.

5.	Identifying Insider Information

Before executing any trade for oneself or others, including Funds, a Supervised Person must determine whether he or she has access to material nonpublic information. If a Supervised Person has or believes he or she might have access to material nonpublic information, he or she should take the following steps:

(a)	Immediately alert the Chief Compliance Officer or a member of the Compliance Department so that the applicable issuer can be placed on the Restricted List, if appropriate.

(b)	Refrain from purchasing or selling any Securities of the issuer.

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(c)	Not communicate the information inside or outside of Pine River, other than to the Chief Compliance Officer or another member of the Compliance Committee.

The Chief Compliance Officer will review the issue, determine whether the information is material and nonpublic, and, if so, what action Pine River should take, if any.

6.	Contacts with Public Companies; Tender Offers

Contacts with public companies may represent part of Pine River’s research efforts and Pine River may make investment decisions on the basis of its conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues may arise, however, when a Supervised Person, in the course of these contacts, becomes aware of material nonpublic information. For example, a company’s chief financial officer could prematurely disclose quarterly results, or an investor relations representative could make a selective disclosure of adverse news to certain investors. In such situations, Pine River must make a judgment about its further conduct. To protect himself or herself, Funds, and Pine River, a Supervised Person should immediately contact the Chief Compliance Officer if he or she believes he or she may have received material nonpublic information, and should refrain from trading in the securities of the companies involved unless and until the Chief Compliance Officer authorizes further trading.

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary movement in the price of the Securities of the companies involved. Second, the Commission has adopted a rule expressly forbidding trading and “tipping” while in possession of material nonpublic information regarding a tender offer received from the company making the tender offer, the target company, or anyone acting on behalf of either. Supervised Persons must exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

C.	Procedures to Implement Statement

1.	Responsibilities of Supervised Persons

(a)	All Supervised Persons must make a diligent effort to ensure that a violation of the Statement does not occur either intentionally or by mistake. In this regard, all Supervised Persons are responsible for:

(i)	Reading, understanding, and consenting to comply with the insider trading policies contained in this Statement. Supervised Persons will be required to sign an acknowledgment that they have read, understood, and will comply with their responsibilities under the Code of Ethics.

(ii)	Not disclosing inside information obtained from any source. Disclosing such information to family, friends, or acquaintances is grounds for immediate termination and/or referral to civil or governmental authorities for possible civil or criminal prosecutions.

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(iii)	Consulting the Chief Compliance Officer when questions arise regarding insider trading or when potential violations of the Statement are suspected.

(iv)	Being aware of, and monitoring, any Investors who are shareholders, directors, and/or senior officers of public companies. Any unusual activity, including a purchase or sale of restricted stock, must be brought to the attention of the Chief Compliance Officer.

2.	Safeguarding Pine River Material Nonpublic Information

In order to prevent accidental dissemination of material nonpublic information, Supervised Persons must adhere to the following guidelines:

(a)	Inform management when unauthorized personnel enter the premises;

(b)	Properly secure doors and drawers at all times in areas or places that have confidential and secure files;

(c)	Refrain from discussing sensitive information in public areas;

(d)	Refrain from leaving confidential information on message devices;

(e)	Maintain control of sensitive documents, including handouts and copies intended for internal dissemination only;

(f)	Ensure that faxes and electronic messages containing sensitive information are properly sent, and confirm that the recipient has received the intended message; and

(g)	Not provide passwords to unauthorized personnel.

GIFTS AND BENEFITS POLICY

A.	Supervised Persons may not seek or accept any gift, favor, preferential treatment, or valuable consideration of any kind that is inconsistent with relevant laws or regulations, or inappropriate or inconsistent with normal business practices, from any person or entity that does business or is soliciting business with Pine River, a Fund or any affiliate.

B.	Neither Pine River nor any Supervised Persons or affiliates of Pine River may give a gift, benefit, or provide entertainment that is inconsistent with applicable law or regulations, or inappropriate or inconsistent with normal business practices, to a person associated with a securities or financial organization, exchange, member firm, commodity firm, news media or Investor.

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C.	Before accepting or giving anything of benefit or value in excess of $500 from any person or entity that does business with Pine River, a Private Fund or any affiliate, Supervised Persons must obtain the approval of the Chief Compliance Officer.

D.	For any gift, favor, preferential treatment, or valuable consideration of any kind that is received or given by Pine River, any Supervised Persons, or any Pine River affiliate which has an estimated value of $150 to $500, the Chief Compliance Officer or a member of the Compliance Committee must be notified within two weeks of receipt or grant thereof.

E.	Gifts and benefits must be reported to Compliance, preferably through Pine River’s compliance dashboard. The report should include the following information: (1) the individual and entity to whom a gift or benefit was given or from whom a gift or benefit was received; (2) a description of the item; (3) the date received; and (4) the value, as known or reasonably estimated, of the gift or benefit. The Chief Compliance Officer or a member of the Compliance Committee will keep a record of gifts and benefits received and given.

F.	The prohibition on giving or receiving gratuities does not apply to attending events, dinners, and other functions in the company of service providers, but only if such event, dinner, or other function is appropriate in type and cost. If a Supervised Persons questions the appropriateness of the type or cost of an event, dinner, or other function, he or she must consult with the Chief Compliance Officer.

G.	Pine River, its Supervised Persons, and affiliates shall not give or accept gifts in the form of cash, cash equivalents or negotiable instruments.

H.	A member of the Compliance Committee must pre-approve all gifts or entertainment given or received by Pine River or a Supervised Persons which are directly attributable to a “plan assets” fund subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

I.	Pine River may grant exceptions to this policy under certain circumstances. Supervised Persons should contact the Chief Compliance Officer if he or she believes a particular situation warrants an exception.

COMPLIANCE

A.	Certificate of Receipt

Supervised Persons are required to acknowledge that they have received a copy of and have read and understood this Code of Ethics at the time of their hire.

B.	Annual Certificate of Compliance

Supervised Persons are required to certify that they have read and understood this Code of Ethics and that they recognize they are subject to its provisions following the effective date of any material amendment to this Code of Ethics, and annually thereafter. In addition, in the annual certificate Supervised Persons are obligated to represent that they have complied with all of the requirements of this Code of Ethics during the prior year, and that they have disclosed, reported, or caused to be reported all holdings and transactions as required during the prior year.

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C.	Remedial Actions

If a Supervised Person violates this Code of Ethics, including filing a late, inaccurate, or incomplete holdings or transaction report, such person may be subject to disciplinary actions. Remedial actions may include any one or more of the following: (1) a warning; (2) disgorgement of profits; (3) imposition of a fine (which may be substantial); (4) demotion (which may be significant); (5) withholding of salary and/or bonus; (6) suspension of employment (with or without pay); (7) termination of employment; and/or (8) referral to civil or governmental authorities for possible civil or criminal prosecution.

RECORDS RETENTION

The Chief Compliance Officer will maintain, for a period of five years after the end of the fiscal year in which the report is made or the information is provided unless otherwise specified herein, the records listed below. The records will be maintained at Pine River’s principal place of business in an easily accessible but secure place.

A.	A record of the persons’ names who are currently, or within the past five years were, Supervised Persons of Pine River and subject to this Code of Ethics.

B.	A copy of each Supervised Person’s annual acknowledgement that he or she received a copy of the Code of Ethics and agrees to comply with its terms. A copy of each Code of Ethics (as may be amended or supplemented from time to time) that has been in effect at any time during the preceding five-year period.

C.	A copy of each report made by a Supervised Person pursuant to this Code of Ethics, including any broker trade confirmations or account statements that were submitted in lieu of such person’s Quarterly Reports.

D.	A record of all known violations of the Code of Ethics and of any actions taken as a result thereof, regardless of when such violations were committed.

E.	A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities other than Exempt Transactions by Supervised Persons, for at least five years after the end of the fiscal year in which the approval is granted.

F.	A copy of each annual (or, if pertinent, other periodic) written report made to the Board of any Registered Fund advised or sub-advised by Pine River.

G.	A record of all other reports made by the Chief Compliance Officer related to this Code of Ethics.

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REVIEW

This Code of Ethics shall be reviewed by the Chief Compliance Officer on at least an annual basis to ensure that it is meeting its objectives, is functioning fairly and effectively, and is not unduly burdensome to Pine River or Supervised Persons. Supervised Persons are encouraged to contact the Chief Compliance Officer with any comments, questions, or suggestions regarding implementing or improving this Code of Ethics.

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